Exhibit 5.1

November 25, 2020

DPW Holdings, Inc.

201 Shipyard Way, Suite E
Newport Beach, CA 92663

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to DPW Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale of up to 5,061,289 shares of common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 155,660 shares of Common Stock issuable upon the conversion of a convertible note (the “Conversion Shares”) and (ii) 4,905,629 shares of Common Stock issuable upon the exercise of warrants (the “Warrant Shares”).

As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, including the exhibits filed with the Registration Statement, (ii) the Certificate of Incorporation and By-Laws of the Company, each as amended, and (iii) certain resolutions adopted by the Board of Directors of the Company. We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the Company received the requisite approval from the NYSE American to list the Conversion Shares and the Warrant Shares, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined. As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the Conversion Shares and the Warrant Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of their respective governing documents, will be legally issued, fully paid, nonassessable and binding obligations of the Company under the laws of the State of Delaware.

November 25, 2020

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Olshan Frome Wolosky LLP OLSHAN FROME WOLOSKY LLP